Conflict Minerals Report
For The Year Ended December 31, 2014

This is the Conflict Minerals Report of Select Comfort Corporation (“Select Comfort,” also referred to as the “Company,” “we,” “us,” or “our”) for calendar year 2014 in accordance with Rule 13p-1 under the Securities Exchange Act of 1934 (“the Rule”). The Rule was adopted by the Securities and Exchange Commission (SEC) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals which are necessary to the functionality or production of their products. The minerals currently subject to SEC’s disclosure requirements, referred to as “conflict minerals,” are cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold (3TG). This Conflict Minerals Report is filed pursuant to Section 1502 of the Dodd-Frank Act.

1. Company Overview

Select Comfort Corporation is the exclusive manufacturer, marketer and retailer of the revolutionary Sleep Number® bed as well as a line of adjustable bed bases and bedding. The Company’s new SleepIQ® technology powered by BAM Laboratories is an optional feature of the Sleep Number bed. In January, 2013, Select Comfort acquired the assets of Comfortaire Corporation and Comfortaire products are included in this Conflict Minerals Report.

2. Reasonable Country of Origin Inquiry (RCOI)

In accordance with the requirements of the Rule, the Company undertook a RCOI designed to determine whether any 3TG necessary to the functionality and production of products may have originated in the Democratic Republic of Congo or its surrounding countries (“Covered Countries”). We surveyed direct suppliers and asked those who indicated the presence of 3TG to complete the Electronic Industry Citizenship Coalition-Global e-Sustainability Initiative (EICC-GeSI) Conflict Minerals Reporting Template (CMRT). Template responses were reviewed for accuracy and completeness and the Company followed up when additional information or clarification was needed. Twelve direct suppliers indicated the presence of 3TG in products supplied to Select Comfort. Eight of the twelve suppliers provided certification that the 3TG in the supplied products did not originate in the Covered Countries and four suppliers were unable to determine the origin, mines or facilities used to process all 3TG.

Based on the responses, Select Comfort is unable to determine with absolute certainty the origin of the 3TG in all products and therefore cannot exclude the possibility that some may have originated in the Covered Countries. Therefore, in accordance with Rule 13p-1 under the Securities Exchange Act, Select Comfort proceeded to engage in due diligence regarding the sources and chain of custody of its 3TG.

3. Diligence

3.1 Design of Due Diligence
As a result of the RCOI, the origin of all 3TG in Select Comfort’s supply chain is undeterminable and we have reason to believe that some of the 3TG may have originated in the Covered Countries. Therefore, we conducted supply chain due diligence on the source and chain of custody of the conflict minerals, in a manner consistent with the framework promulgated by the OECD and its Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Guidance”). This includes implementing the OECD’s five-step framework for risk-based due diligence in the mineral supply chain.

Step 1- Company Management Systems

Conflict Minerals Policy
Select Comfort has adopted a Conflict Minerals Policy that has been made available to its suppliers and the public at www.sleepnumber.com.

Internal Management Structures
Select Comfort has established internal management systems to support its supply chain due diligence efforts.  A cross-functional Conflict Minerals Task Force led by the General Counsel was formed. The task force includes subject matter experts from relevant functions including sourcing, legal, product compliance and quality and is responsible for implementing our conflict minerals due diligence and compliance strategy. Senior management is briefed on these efforts on a regular basis.

Supply Chain Controls and Transparency
Select Comfort expects suppliers to source 3TG from ethical sub-tier suppliers and to adopt the EICC-GeSI Conflict Free Smelter program as a compliance standard. Select Comfort requires suppliers to annually certify whether any products supplied to Select Comfort in that calendar year contain 3TG and if so, provide written evidence documenting their due diligence efforts and source determinations. All relevant documentation is maintained in a structured electronic database.

Supplier Engagement
Select Comfort is committed to ensuring conflict free sourcing of metals through collaboration with suppliers by incorporating compliance expectations in new commercial contracts and written agreements. Suppliers are referred to Select Comfort’s Conflict Minerals Policy and are educated on an as needed, ongoing basis about the requirements, methods and importance of 3TG supply chain due diligence and disclosure.

Company Grievance Mechanism
Select Comfort has a company-level grievance mechanism in place that may be used for reporting issues regarding Conflict Minerals sourcing.

Step 2 - Identify and Assess Risk in the Supply Chain
Select Comfort does not directly source 3TG from mines, smelters or refiners, and is in most cases several production levels removed from them. For this reason we rely on our direct suppliers to collect data relative to the presence and country of origin of 3TG necessary to the functionality of products supplied to us. Direct suppliers were surveyed and each response evaluated to determine sufficiency, accuracy and completeness of information. We followed up with suppliers whose responses were insufficient, potentially inaccurate or incomplete until we were reasonably sure an accurate response was provided.

Step 3 - Design and Implement a Strategy to Respond to Identified Risks
Select Comfort’s internal management structures provide regular reports to senior management regarding conflict minerals due diligence and compliance strategy updates, including risk assessments. The Conflict Minerals Task Force determines on a case by case basis whether Select Comfort continues to trade with suppliers during mitigation of identified risks in its supply chain.

Step 4 - Carry out an Independent 3rd Party Audit of Refiner’s Due Diligence Practices
Select Comfort does not have direct relationships with 3TG smelters and refiners nor do we perform direct audits of these entities that provide our supply chain the 3TG. However, we support and rely on the industry efforts to influence smelters and refiners to get audited and certified through the Conflict-Free Sourcing Initiative and the Conflict-Free Smelter program.

Step 5 - Report on Supply Chain Due Diligence
In accordance with the OECD Guidance and the Conflict Minerals Rule, this report is available on our website at www.sleepnumber.com.

3.2 Due Diligence Results

All direct suppliers of the Company’s products were asked to certify the presence of 3TG in materials manufactured for the Company in 2014. Suppliers indicating 3TG in products were asked to complete the EICC-GeSI Conflict Minerals Reporting Template and identify smelter names and the source country for the 3TG. Each response was evaluated for accuracy and completeness and when necessary, additional information was requested for clarity and/or compliance.

Twelve direct suppliers indicated the presence of 3TG in products supplied to Select Comfort. Eight of the twelve suppliers provided certification that the 3TG in the supplied products did not originate in the Covered Countries and four suppliers were unable to determine the origin, mines or facilities used to process all 3TG.

Despite ongoing good faith due diligence, the Company was unable to determine the origin of all of the 3TG used in its products due to the complexity of its supply chain, the incomplete survey responses received from some direct suppliers and a lack of information from our sources.

By using our supply chain due diligence processes, driving accountability within the supply chain by leveraging the industry standard CFSI and Conflict Free Smelter (“CFS”) programs, and continuing our outreach efforts, we intend to further develop transparency into our supply chain.

4. Product Descriptions

Mattresses manufactured by the Company are composed in part of comfort materials, including foam; a zippered mattress cover; a pump that regulates the airflow to the mattress air chambers; and a handheld remote control device that controls the pump. The Company’s adjustable bases raise and lower the head/foot area of the mattresses by use of a control box run by a handheld remote control device. The Sleep Number® DualTemp temperature regulating mattress layer provides temperature regulation via a thermal engine that heats and cools air flowing to the mattress layer. SleepIQ technology measures average breathing rate, average heart rate, and movement in bed using technology added to the bed’s air pump. These products or the components of these products may contain 3TG. As a result of the due diligence procedures described above, our products are DRC conflict undeterminable.

5. List of Smelters/Refiners

The following is a list of smelters/refiners reported by our suppliers which may supply 3TG utilized in our manufactured products:

Mineral	Smelter/Refiner Name
Tantalum	Conghua Tantalum and Niobium Smeltry*
Tantalum	F&X Electro-Materials Ltd.*
Tantalum	Global Advanced Metals Aizu*
Tantalum	Global Advanced Metals Boyertown*
Tantalum	Jiujiang Tanbre Co., Ltd.*
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.*
Tantalum	Ulba*
Tantalum	H.C. Starck*
Tantalum	Zhuzhou Cement Carbide*
Tantalum	AVX (source in DRC region through Project Solutions for Hope)

Mineral	Smelter/Refiner Name
Tin	Alpha*
Tin	CFC Cooperativa dos Fundidores de Cassiterita da Amazônia Ltda.
Tin	Cooper Santa
Tin	CV United Smelting*
Tin	EM Vinto*
Tin	Fenix Metals
Tin	Gejiu Gold Smelter Minerals Co.,Ltd
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.*
Tin	Gejiu Zi-Li
Tin	Huichang Jinshunda Tin Co. Ltd
Tin	Linwu Xianggui Smelter Co
Tin	China Tin Group Co., Ltd.
Tin	Liuzhou China Tin
Tin	Malaysia Smelting Corporation (MSC)*
Tin	Metallo Chimique*
Tin	Mineração Taboca S.A.*
Tin	Minsur*
Tin	Mitsubishi Materials Corporation*
Tin	OMSA*
Tin	PT Koba Tin
Tin	PT Bangka Putra Karya*
Tin	PT Belitung Industri Sejahtera*
Tin	PT Bukit Timah*
Tin	PT DS Jaya Abadi*
Tin	PT Mitra Stania Prima*
Tin	PT Refined Bangka Tin*
Tin	PT Stanindo Inti Perkasa*
Tin	PT Timah*
Tin	PT Tambang Timah*
Tin	PT Tinindo Inter Nusa*
Tin	Thaisarco*
Tin	White Solder Metalurgia e Mineracao Ltda.*
Tin	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.
Tin	Yunnan Tin Company, Ltd.*
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd*
Gold	Aida Chemical Industries Co. Ltd.*
Gold	Argor-Heraeus SA*
Gold	Asahi Pretec Corporation*
Gold	Asaka Riken Co Ltd
Gold	Caridad
Gold	Codelco

Mineral	Smelter/Refiner Name
Gold	Chugai Mining
Gold	Dowa Metals & Mining*
Gold	Heimerle + Meule GmbH*
Gold	Heraeus Ltd. Hong Kong*
Gold	Ishifuku Metal Industry Co., Ltd.*
Gold	Johnson Matthey Inc*
Gold	JX Nippon Mining & Metals Co., Ltd.*
Gold	Kojima Chemicals Co., Ltd*
Gold	LS-Nikko Copper Inc*
Gold	Matsuda Sangyo Co. Ltd*
Gold	Metalor Technologies SA*
Gold	Metalor Technologies (Hong Kong) Ltd*
Gold	Metalor USA Refining Corporation*
Gold	Mitsubishi Materials Corporation*
Gold	Mitsui Mining and Smelting Co., Ltd.*
Gold	Nihon Material Co. LTD*
Gold	Ohio Precious Metals, LLC*
Gold	PAMP SA*
Gold	Rand Refinery (Pty) Ltd*
Gold	Royal Canadian Mint*
Gold	Solar Applied Materials Technology Corp.* Solar Chemicalapplied Materials Technology (Kun Shan)
Gold	Sumitomo Metal Mining Co., Ltd.*
Gold	Tanaka Kikinzoku Kogyo K.K.*
Gold	Tokuriki Honten Co., Ltd*
Gold	Umicore SA Business Unit Precious Metals Refining*
Gold	United Precious Metal Refining, Inc.*
Gold	Western Australian Mint trading as The Perth Mint*
Gold	Yokohama Metal Co Ltd
*Smelter/refiner is on the Conflict-Free Sourcing Initiative Compliant Smelter List as of May 20, 2015.